Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:	MEDIA CONTACTS:
Cardima, Inc.	Investor Relations Group	Investor Relations Group
Barry D. Michaels	Gino De Jesus	Janet Vasquez
Interim Chief Financial Officer	John Nesbett	Dian Griesel, Ph.D.
(510) 354-0300	(212) 825-3210	(212) 825-3210
www.cardima.com

FOR IMMEDIATE RELEASE

CARDIMA ANNOUNCES RECEIPT OF NOTICE FROM NASDAQ

FREMONT, Calif. (November 18, 2004) – Cardima®, Inc. (Nasdaq SC: CRDM), developer of the REVELATION® Tx, REVELATION® T-Flex and REVELATION® Helix microcatheter systems for the treatment of atrial fibrillation (AF), reported that on November 17, 2004, it received written notice from Nasdaq that, based on Nasdaq’s review of the Company’s Form 10-Q for the period ended September 30, 2004 and the market value of the Company’s listed securities, the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(2)(B), which requires the Company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

The notice stated that Nasdaq’s Staff is reviewing the Company’s eligibility for continued listing on The Nasdaq SmallCap Market. In particular, Nasdaq requested that, on or before December 2, 2004, the Company provide the Staff with the Company’s specific plan to achieve and sustain compliance with all The Nasdaq SmallCap Market listing requirements, including a time frame for completion of the plan. The Company intends to submit a written response to Nasdaq no later than December 2, 2004 describing the Company’s plan for regaining and maintaining compliance with all The Nasdaq SmallCap Market listing requirements. In addition, the notice stated that Nasdaq’s Staff will contact the Company after reviewing the plan and notify the Company if the Staff has any questions or concerns regarding the plan. In the event that the Staff determines that the Company’s plan does not adequately address the issues addressed in the notice, Nasdaq will notify the Company that its securities will be delisted. At that time, the Company may appeal the Staff’s decision to a Nasdaq Listing Qualifications Panel. There can be no assurance that Nasdaq will determine that the Company’s plan adequately addresses the issues in the notice, or that the Company will otherwise be able to maintain the Nasdaq listing of its common stock.

As previously reported, the Company received written notice from Nasdaq last week that, in accordance with Nasdaq Marketplace Rule 4310(c)(8)(D), the Company will be provided an additional 180 days, or until May 5, 2005, to regain compliance with the Nasdaq rule requiring a $1.00 minimum closing bid price for the Company’s common stock.

About Cardima

Cardima, Inc. has developed the REVELATION® Tx, REVELATION T-Flex and REVELATION Helix linear ablation microcatheters, the NAVIPORT deflectable guiding catheters, and the INTELLITEMP energy management system for the minimally invasive treatment of atrial fibrillation (AF). The REVELATION Helix was developed for the treatment of AF originating in the pulmonary veins of the heart. The REVELATION Tx, REVELATION T-Flex and REVELATION Helix systems and the INTELLITEMP have received CE Mark approval in Europe. The Company has also developed a Surgical Ablation System, which targets market application by cardiac surgeons to ablate cardiac tissue during heart surgery using radio frequency (RF) energy.

Except for the historical information contained herein, the matters discussed in this press release, including potential future events relating to the listing of the Company’s common stock on Nasdaq, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such forward-looking statements. Potential risks and uncertainties include the risk that the Company will not be able to maintain the listing of its common stock on Nasdaq; the risk that the Company will not be able to raise additional capital in the immediate future, as necessary to continue operations; the risk that the Company will be unable to obtain U.S. FDA approval for the Company’s PMA for the REVELATION® Tx linear ablation microcatheter system, including uncertainties associated with its ability to revise the study design and collect data acceptable to the FDA; the risk that the approval process for the REVELATION Tx or any other product, including additional clinical trials, will require substantial unanticipated expenses and management attention; the limited number of cases employing the Company’s products and the limited amount follow-up information involving these cases; uncertainties associated with the Company’s ability to secure distribution partners; the possibility of business disruption or unanticipated expenses due to the Company’s staffing reduction and financing efforts; and uncertainties associated with its ability to conduct successful clinical trials, obtain and maintain regulatory approvals, gain acceptance for the Company’s products from the marketplace or successfully manufacture, market, sell and distribute its products. Additional risks are set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company’s plans or expectations.

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